Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Solaris Resources Inc.

We, KPMG LLP, consent to the use of our report dated March 28, 2024 on the consolidated financial statements of Solaris Resources Inc. which comprise the consolidated statements of financial position as of December 31, 2023 and December 31, 2022, the related consolidated statements of net loss and comprehensive loss, cash flows and changes in equity for the years ended December 31, 2023 and December 31, 2022, and notes to the consolidated financial statements, including a summary of material accounting policy information, which is incorporated by reference in the Registration Statement on Form F-10 dated June 14, 2024 of Solaris Resources Inc.

/s/ KPMG LLP

Chartered Professional Accountants

June 14, 2024

Vancouver, Canada